BNY MELLON ABSOLUTE INSIGHT FUNDS, INC.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166

November 4, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Attention:  Karen L. Rossotto

Re:	BNY Mellon Absolute Insight Funds, Inc. (Registration Nos: 333-202460 and 811-23036)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, the above-referenced fund (the "Fund") hereby requests that the effective date for the Fund's Registration Statement on Form N-1A be accelerated to become effective as soon as it may be practicable on November 6, 2015.

Sincerely,

BNY MELLON ABSOLUTE INSIGHT FUNDS, INC.

By:	/s/ Jeff Prusnofsky
Jeff Prusnofsky
Vice President

MBSC SECURITIES CORPORATION
200 Park Avenue
New York, New York 10166

November 4, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Attention:  Karen L. Rossotto

Re:	BNY Mellon Absolute Insight Funds, Inc. (Registration Nos: 333-202460 and 811-23036)

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, MBSC Securities Corporation hereby joins the above-referenced fund (the "Fund") in requesting that the effective date for the Fund's Registration Statement on Form N-1A be accelerated to become effective as soon as it may be practicable on November 6, 2015.

Sincerely,

MBSC SECURITIES CORPORATION

By:	/s/ James Bitetto
James Bitetto
Secretary